Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 409,653,809.62	0.0001381	$ 56,573.19
Fees Previously Paid
	Total Transaction Valuation:	$ 409,653,809.62
	Total Fees Due for Filing:			$ 56,573.19
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 56,573.19
Offering Note
[1]	(1) The maximum number of shares of common stock, par value $0.0001 per share (the "Common Stock"), of ON24, Inc. (referred to as the "Company") to which this transaction applies is estimated to be 51,257,525 which consists of (a) 42,588,416 outstanding shares of Common Stock, (b) stock options to purchase 2,621,868 shares of Common Stock with an exercise price per share less than the per share merger consideration of $8.10, (c) 5,992,646 shares of Common Stock subject to issuance upon settlement of outstanding restricted stock units, and (d) 54,595 shares of Common Stock remaining available for issuance under the Company's Employee Stock Purchase Plan (the "ESPP") prior to the merger. (2) Estimated solely for the purposes of calculating the filing fee, as of closing of the merger, the underlying value of the transaction was calculated based on the sum of (a) the product of 42,588,416 outstanding Common Shares and the per share merger consideration of $8.10, (b) the product of 2,621,868 shares of Common Stock issuable upon exercise of stock options with an exercise price per share less than the per share merger consideration of $8.10 and $5.99 (which is equal to the excess of the per share merger consideration of $8.10 over the weighted average exercise price of such stock options of $2.11 per share), (c) the product 5,992,646 shares of Common Stock subject to issuance upon settlement of outstanding restricted stock units and the per share merger consideration of $8.10, and (d) the product of 54,595 shares of Common Stock remaining available for issuance under the ESPP prior to the merger and the per share merger consideration of $8.10. (3) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Proposed Maximum Aggregate Value of Transaction by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A